                                                                   Exhibit 10(a)



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Independent auditors" in the Post-Effective Amendment No. 7 to the Registration Statement (Form N-4 No. 333-5827), which is incorporated by reference into Post-Effective Amendment No. 8, and the related Statement of Additional Information appearing therein and pertaining to Lincoln National Variable Annuity Account L, and to the use therein of our reports dated (a) January 31, 2000, with respect to the statutory-basis financial statements of The Lincoln National Life Insurance Company, and (b) March 24, 2000, with respect to the financial statements of Lincoln National Variable Annuity Account L.

                                               Ernst & Young LLP

Fort Wayne, Indiana
August 2, 2000